EXHIBIT 8.2

Wipfli LLP 515 West Prairie View Road Chippewa Falls, WI 54729 PO Box 608 Chippewa Falls, WI 54729-0608 715.723.2888 fax 715.723.0697 www.wipfli.com

August 8, 2006

Board of Directors
Citizens Community MHC
2174 Eastridge Center
Eau Claire, WI 54701

Ladies and Gentlemen:

You have asked our opinion regarding certain Wisconsin corporate franchise and income tax consequences of the proposed transactions (collectively, the "Conversion and Reorganization"), more fully described in the Plan of Conversion and Reorganization (the "Plan") adopted on April 20, 2006, by the Board of Directors of Citizens Community MHC ("MHC"), Citizens Community Federal, a federal stock savings association ("Savings Association"), and Citizens Community Bancorp, a federally chartered stock corporation that currently owns one hundred percent of the stock of the Savings Association ("Mid-Tier Company"). Pursuant to the Plan, MHC will convert to the stock form of organization and Citizens Community Bancorp, Inc., a Maryland corporation ("Holding Company") will become the owner of one hundred percent of Savings Association. We are rendering this opinion pursuant to Section 22 of the Plan.

The Conversion and Reorganization will be effected pursuant to the Plan as described in the federal tax opinion of Silver, Freedman & Taff, L.L.P., dated June 30, 2006, concerning the Conversion and Reorganization (the "Federal Tax Opinion"). Our conclusions are made in reliance upon the Plan and the Federal Tax Opinion. Capitalized terms used herein and not defined have the meanings set forth in the Plan.

Our conclusions are based on the facts and conclusions contained in the aforementioned documents. We have assumed for the purposes of this discussion that they are true, complete, and accurate, as of the date hereof and that they will remain so as of the consummation of the Conversion and Reorganization, although we have not independently verified any such matters. If any fact or conclusion we have relied upon is not true, complete, and accurate in all material respects as of the date hereof or as of the consummation of the Conversion and Reorganization, our conclusions expressed herein could be modified. Our conclusions are based upon existing Wisconsin tax law expressed through statutes, regulations, rulings, and administrative pronouncements as of the date of this letter, all of which are subject to change, and any such change could have an impact on the validity of our conclusions. Further, any change in applicable federal income tax law which modifies the aforementioned Federal Tax Opinion could change our conclusions. The conclusions reached herein are not binding upon any taxing authority or court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a taxing authority and ultimately sustained by a court of competent jurisdiction. We assume no responsibility to update our conclusions to incorporate any changes to the law occurring after the date of this letter.

The relevant facts in this matter are as set forth in the Federal Tax Opinion, incorporated herein by reference.

Next Page

Board of Directors
Citizens Community MHC Page 2
August 8, 2006

Conclusions
Wisconsin adopts the Internal Revenue Code as a starting point in determining Wisconsin taxable income for Wisconsin income and franchise tax purposes, with exceptions and modifications not relevant to the instant situation. See Wis. Stats. § 71.05 with regard to individuals, and Wis. Stats. § 71.26 with regard to corporations and other entities subject to the business income or franchise tax. Wisconsin adopts, without modification, the provisions of Internal Revenue Code Sections 368 and all related provisions governing the federal income tax treatment of the Conversion and Reorganization, and accordingly we conclude that the Wisconsin income and franchise tax treatment of the Conversion and Reorganization will follow the federal income tax treatment described in the Federal Tax Opinion. With respect to those conclusions in the Federal Tax Opinion which are reached at a confidence level of "more likely than not," we similarly qualify our conclusions for Wisconsin purposes.

Except as expressly set forth above, we express no conclusions as to any other Wisconsin franchise or income tax aspects of the Conversion and Reorganization.

We hereby consent to the use and filing of this letter as necessary to secure the approval of relevant federal and state agencies required to consummate the transactions described above.

Sincerely,

Wipfli LLP